UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

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Magellan Midstream Partners, L.P.

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$19 billion vote: ONEOK’s Magellan buyout would make history, keep ‘local legacy’ thriving

Aug 14, 2023

By: Michael Dekkler

Tulsa World Business Writer

A vote next month among thousands of people won’t have anything to do with choosing public leaders, state questions or bond issues.

But it will have an impact to the tune of many billions of dollars and thousands of employees involving two Tulsa-based companies.

In what is believed to be the largest private transaction in state history, investors will vote on ONEOK’s proposed $18.8 billion buyout of Magellan Midstream Partners.

Investors of ONEOK and Magellan will decide in separate virtual meetings an hour apart on Sept. 21 on the proposed buyout, which already has been approved by the boards of directors of both companies.

“Investors will be voting now all the way through Sept. 21,” said Aaron Milford, Magellan’s president and CEO.

“Some investors will vote early; a lot of investors will wait until the very last minute to vote.

“It is exciting ... when I think about the strength of this combined company after this combination, it’s really exciting. Obviously the day (Sept. 21) is exciting in some respects because that’s the next milestone we need to cross in order to make that stronger company happen,” he said.

“We think we’re going to do that. We’re confident we’re going to get that vote. ...

“You start looking at what this combined company can accomplish — its size, its scale — the fact that it’s right here in Tulsa ... it’s good for the city and it’s good for the state. That is exciting.”

The combined company would have a total value of $60 billion, will benefit investors from a tax perspective, and through its diversification provide “significant potential for enhanced customer product offerings and increased international export opportunities,” ONEOK said.

ONEOK is a leading midstream energy services provider with an approximately 40,000-mile network of natural gas liquids and natural gas pipelines.

Magellan primarily transports, stores and distributes refined petroleum products and crude oil.

It owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil.

The combined company will own thousands of miles of liquids-oriented pipelines, with significant assets and operational expertise at the Gulf Coast and Midcontinent market hubs, ONEOK said.

A simple majority of ONEOK shareholders who vote is needed to approve the buyout. But a simple majority of all Magellan unitholders is required for approval, meaning any Magellan unitholder who does not vote essentially will be considered an “against” vote.

That means Milford — who has been with Magellan since 2004, earned bachelor’s and master’s degrees from the University of Tulsa and grew up in Owasso — has a selling job to do.

Last week, he held an interview with the Tulsa World to discuss the buyout, along with at least one local TV station, and planned to be in New York for other media interviews and talks with investors.

In addition, Magellan publicly launched a new website recently for investors to “Vote ‘FOR’ the ONEOK-Magellan Merger Today” at maximizingvalueformmpunitholders.com.

Magellan also has been contacting investors by email, phone calls, an internal website and physical letters informing them of what the buyout means and to vote for it.

While expressing confidence that investors will approve the transaction, Milford said, “We’re not crossing any of those bridges, to be honest with you,” in case the transaction is not approved.

“This is a really good deal,” he said. “We think the merits speak for themselves. We need to communicate that really, really well, and we think if we do that we’re going to be successful.

“And if for some reason we’re wrong, we’re still going to have a really good company.”

If investors don’t approve, he said, “We’ll cross that bridge when we get there, if we get there. We don’t expect to get there.”

As of February, Magellan had 203,293,822 common units outstanding that were owned by about 170,000 record and beneficial owners, the company said.

ONEOK has more than 1,700 institutional owners (other companies) and shareholders that have filed forms with the Securities and Exchange Commission, with at least 335,691,600 shares.

Magellan has about 1,700 employees (roughly 800 in Tulsa); ONEOK has about 2,840 employees.

Milford said last week there could be some effect on the number of employees, but that “I expect it to minimal.”

Tulsa Regional Chamber President and CEO Mike Neal noted the companies’ lengthy histories in Tulsa — ONEOK dating back more than a century and Magellan about two decades.

“This kind of local legacy, which will continue under this acquisition, is something the Tulsa Regional Chamber holds dear,” Neal said in a prepared statement when the transaction was announced on Mother’s Day. “Both energy infrastructure businesses value community involvement, and we are grateful this combined company will stay in our city.”

If the buyout is approved, Pierce H. Norton II, ONEOK president and chief executive officer, will continue to serve as CEO of the combined company. ONEOK intends to seek and nominate one or two director(s) serving on the board of Magellan’s general partner.

Magellan would be a wholly owned subsidiary of ONEOK, meaning there would not be a name change with the combined companies, a ONEOK spokesman said last week.

Milford said his role in the combined company has not yet been determined.

Another aspect of the transaction — where the combined company’s offices would be physically located — also has yet to be determined.

Currently, Magellan’s offices are located on several floors in the 52-story BOK Tower downtown; ONEOK is located in its 17-story building at 100 W. Fifth St., about six blocks southwest.

A spokeswoman at the Oklahoma Department of Commerce said researchers at the agency believe the buyout is the largest private transaction in state history — slightly more than the $18.355 billion purchase of Kerr-McGee by Anadarko Petroleum in 2006.

However, that transaction would be valued at more than $27.53 billion in today’s dollars.

The results of the Magellan vote will be disclosed after its meeting, the company said. It was not immediately clear when the results of the ONEOK vote would be available, but Milford indicated it would be very soon after the vote is final.

“It’s big deal,” Milford said. “And it’s a big deal in the midstream energy space. Both ONEOK and Magellan, independently, are significant players in that space. So we’re coming together to make an even stronger company that will have an even bigger presence within the energy infrastructure space.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that ONEOK, Inc. (NYSE: OKE) (“ONEOK”) or Magellan expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed transaction between ONEOK and Magellan (the “Proposed Transaction”), the expected closing of the Proposed Transaction and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the Proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the Proposed Transaction may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of ONEOK may not approve the issuance of new shares of ONEOK common stock in the Proposed Transaction or that unitholders of Magellan may not approve the Proposed Transaction; the risk that a condition to closing of the Proposed Transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the Proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement relating to the Proposed Transaction; the risk that ONEOK may not be able to secure the debt financing necessary to fund the cash consideration required for the Proposed Transaction; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the Proposed Transaction could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the Proposed Transaction; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of a pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond ONEOK’s or Magellan’s control, including those detailed in the joint proxy statement/prospectus (as defined below). All forward-looking statements are based on assumptions that ONEOK and Magellan believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ONEOK nor Magellan undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Proposed Transaction, on July 25, 2023, ONEOK and Magellan each filed with the Securities and Exchange Commission (the “SEC”) a definitive joint proxy statement/prospectus (the “joint proxy statement/prospectus”), and each party will file other documents regarding the Proposed Transaction with the SEC. Each of ONEOK and Magellan commenced mailing copies of the joint proxy statement/prospectus to shareholders of ONEOK and unitholders of Magellan, respectively, on or about July 25, 2023. This communication is not a substitute for the joint proxy statement/prospectus or for any other document that ONEOK or Magellan has filed or may file in the future with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF ONEOK AND MAGELLAN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ONEOK AND MAGELLAN WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONEOK AND MAGELLAN, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors can obtain free copies of the joint proxy statement/prospectus and other relevant documents filed by ONEOK and Magellan with the SEC through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by ONEOK, including the joint proxy statement/prospectus, are available free of charge from ONEOK’s website at www.oneok.com under the “Investors” tab. Copies of documents filed with the SEC by Magellan, including the joint proxy statement/prospectus, are available free of charge from Magellan’s website at www.magellanlp.com under the “Investors” tab.